Exhibit 99.1

News Release

Rambus Initiates Accelerated Share Repurchase Program

SAN JOSE, Calif. - November 12, 2020 - Rambus Inc. (NASDAQ: RMBS), a premier silicon IP and chip provider making data faster and safer, today announced it has initiated an accelerated share repurchase program with Deutsche Bank AG, London Branch as counterparty, through its agent Deutsche Bank Securities Inc. (Deutsche Bank) to repurchase an aggregate of approximately $50 million of its common stock, with an initial delivery of approximately 2.6 million shares.

“This program is part of a balanced approach to delivering long-term value to our stockholders,” said Luc Seraphin, president and chief executive officer at Rambus. “Our strong balance sheet combined with the increasing demand for our solutions in data-intensive applications reinforces our confidence in the future growth of the company.”

Under the accelerated share repurchase program, Rambus will pre-pay to Deutsche Bank the $50 million purchase price for its common stock and, in turn, Rambus will receive an initial delivery of approximately 2.6 million shares of its common stock from Deutsche Bank within the first week of the program. The number of shares to be purchased ultimately by Rambus will be determined based on the volume-weighted average price of the common stock during the terms of the transaction, minus an agreed upon discount between the parties. The program is expected to be completed within six months. The shares of common stock will be delivered by Deutsche Bank to Rambus on the third business day following the calculation period described above.

The accelerated share repurchase program is part of the broader 20 million share repurchase program previously authorized by the Rambus Board of Directors.

About Rambus Inc.

Rambus is a premier silicon IP and chip provider that makes data faster and safer. With 30 years of innovation, we continue to develop the foundational technology for all modern computing systems. Leveraging our semiconductor expertise, Rambus solutions speed performance, expand capacity and improve security for today’s most demanding applications. From data center and edge to artificial intelligence and automotive, our interface and security IP, and memory interface chips enable SoC and system designers to deliver their vision of the future. For more information, visit rambus.com.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating, among other things, to the purchase price of shares acquired pursuant to the accelerated share repurchase program, the timing and the duration of prospective share purchases, the amount of cash that may be expended in connection with such share repurchases and the potential growth from our strategic programs. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by the Company’s management. Actual results may differ materially. Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Nicole Noutsios

Rambus Investor Relations

(510) 315-1003

rambus@nmnadvisors.com

Source: Rambus Inc.